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                                  EXHIBIT 18.4

                          Form of Amendment Number 1 to
                      Amended and Restated Rule 18f-3 Plan
                           which added Class C Shares

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                              AMENDMENT NUMBER 1 TO
                      AMENDED AND RESTATED RULE 18f-3 PLAN
                           WHICH ADDED CLASS C SHARES


         Pursuant to the Rule 18f-3 Multiple Class Plan of The Hartford Mutual Funds, Inc. (formerly ITT Hartford Mutual Funds, Inc.) dated July 22, 1996, as amended and restated as of July 13, 1998 to add Class C Shares (as amended and restated, the "Plan"), The Hartford Global Leaders Fund and The Hartford High Yield Fund are hereby included as additional Funds. All provisions in the Plan shall apply to The Hartford Global Leaders Fund and The Hartford High Yield Fund.